                                                                   EXHIBIT 10.11

                   SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

               THIS SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT (this "Agreement") is effective as of this ______ day of ___________, 2003 by and between ___________________________, a ________________ limited liability company ("NEXVU") and __________________________ ("RESELLER").

                                    RECITALS

         A. RESELLER is a Value Added Reseller specializing in
______________________.

         B. NEXVU. has developed a solution that monitors, evaluates, and recommends ways to improve the performance of computer based business applications and the productivity of those who use these applications.

         C. RESELLER believes that the solutions that NEXVU offers would enhance the experience of its customers and desires to offer NEXVU products to the end users through its marketing and sales force.

         D. NEXVU desires to increase the number of users of the NEXVU product and believes that granting RESELLER certain rights to promote, market and sell NEXVU product within its network of customers will add a substantial number of users to NEXVU's current customer base.

         NOW, THEREFORE, for and in consideration of the foregoing, and the mutual promises, covenants and considerations contained herein, the parties hereto agree as follows:

         1. Use and Distribution Rights. Subject to the terms and conditions contained herein, NEXVU hereby grants to RESELLER, a non exclusive, non transferable limited license and right to market, promote, and sell NEXVU Product only to the end users. In furtherance thereof, NEXVU hereby grants to RESELLER a non exclusive, non transferable license to use the NEXVU Product, in object code format, for marketing, promotional, demonstration, and support purposes.

         2. RESELLER Revenue Attainment Goals. In return for NEXVU authorizing RESELLER to purchase at a discount, market, promote and sell NEXVU product to RESELLER end users, RESELLER agrees to meet certain revenue objectives. Unless specifically identified in Exhibit A, all revenue objectives articulated in this document refer to net revenue to NEXVU. Hardware revenues generated from the sale of NEXVU appliances are not calculated when establishing RESELLER revenue attainment.

         3. End user Use of NEXVU Product. In connection with the sale and distribution of the NEXVU Product to an end user, RESELLER shall require each end user to enter into an end user license agreement (whether in "shrink wrap", "click wrap" or other form) prior to using the NEXVU Product. RESELLER shall not make any agreement, statement or take any other action in connection with a sale of a NEXVU Product that purports to expand, limit or otherwise change any of NEXVU's product warranties, available remedies, disclaimers and limitations of product liability as set forth herein or in NEXVU's standard end user license agreement.

         4. Restrictions on Use and Distribution Rights.

                  (a) RESELLER may not in any way sell, lease, rent, license, transfer, transmit, sublicense or otherwise distribute the NEXVU Product or any part thereof or the right to use the NEXVU Product or any part thereof to any person or entity other than an end user.

                  (b) RESELLER shall not nor permit any employee or agent to disassemble, decompile, decrypt or otherwise reverse engineer the NEXVU Product, or in any way attempt to learn the source code, structure, algorithms or ideas underlying the NEXVU Product.

                  (c) RESELLER shall not customize, modify, enhance or otherwise change the NEXVU Product, or create derivative works based upon the NEXVU Product, except as authorized by NEXVU in writing.

                  (d) RESELLER shall not use, copy or distribute (in whole or in part) the NEXVU Product or make the NEXVU Product available to unauthorized third parties.

                  (e) Any right or license not expressly granted to RESELLER is reserved to NEXVU. Except as expressly set forth herein, no express or implied license is granted to RESELLER to use, receive, reproduce, copy, market sell, distribute, license, sublicense, lease, timeshare, or rent the NEXVU Product or any part thereof.

                  (f) RESELLER shall not purchase, use, copy or distribute NEXVU product from any source other than a NEXVU authorized Distributor or NEXVU directly. In addition, RESELLER must be approved by a NEXVU authorized Distributor in order to sell NEXVU product to an End-User.

         5. RESELLER's Marketing and Customer Support Activities.

                  (a) RESELLER shall use its reasonable best effort to promote and sell the NEXVU Product to the end users. RESELLER shall create and distribute to its customer base promotional material and advertisements regarding the NEXVU Product.

                  (b) Within thirty (30) days of the date hereof, RESELLER shall submit to NEXVU a marketing plan for the sale of the NEXVU Product to RESELLER's customer base for NEXVU's approval. RESELLER's shall make such changes to the marketing plan as NEXVU may reasonable request.

                  (c) RESELLER shall submit to NEXVU, at least ten (10) days prior to the first proposed use thereof, a copy of all advertising and promotional materials for the

         NEXVU Product, and all other material proposed to be used in the offer or sale of the NEXVU Product (including any images, pictures or other content posted on RESELLER's Website). RESELLER must obtain NEXVU's written consent to use such advertising, material and content (which consent shall not be unreasonably withheld or delayed) and may not revise or amend such materials or content without prior written approval of NEXVU except to the extent any such revision or amendment does not materially change such materials or content and does not alter the portrayal or use of any of the NEXVU's trademarks.

                  (d) RESELLER shall make no representations, warranties or claims regarding the NEXVU Product which are false, misleading or inconsistent with the representations, warranties or descriptions provided by NEXVU. RESELLER shall not make any agreement, statement or take any other action in connection with a sale of a NEXVU Product that purports to expand, limit or otherwise change any of NEXVU's product warranties, available remedies, disclaimers and limitations of product liability as set forth herein or in NEXVU's standard end user license agreement.

                  (e) RESELLER shall not be required to provide service and support to the end users, including telephone and web based support to end users.

                  (f) In performing its obligations under this Agreement, RESELLER shall at all times comply with the provisions of applicable federal, state and local laws and regulations.

         6. Co Branding. NEXVU hereby grants RESELLER the right to co brand the NEXVU Product in connection with offering them to the end users. Co branding shall mean the use of the product name that RESELLER and NEXVU mutually agree upon to remarket the NEXVU Product to the end users, followed by the use of NEXVU's name in a phrase such as "Powered by NEXVU". The parties shall mutually agree on the language, marks, names, logos and other matters concerning the co branding of the NEXVU Product.

Press Releases. Neither of the parties shall, without the prior approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement.

RESELLER agrees to participate in NEXVU public relations initiatives, including news releases, media interviews, and/or trade show appearances. RESELLER also agrees to allow NEXVU to use its name as a customer reference in news releases, Web site materials, and in press interviews.

         7. Fees and Payment.

                  (a) RESELLER agrees to pay its NEXVU Authorized Distributor for Product(s) sold by RESELLER to Distributor net thirty (30) days. Distributor shall have no obligation to ship Products where any amount of RESELLER obligation to Distributor is past due or where RESELLER is otherwise in default of any of its obligations to

         Distributor or NEXVU hereunder in any material respect. Distributor shall have no liability to RESELLER for failure to supply any Product for lack of payment.

                  (b) In connection with the sale of the NEXVU Product to an end user, RESELLER shall cause the end user to pay the agreed upon price directly to RESELLER. RESELLER also agrees to pay NEXVU or the NEXVU authorized distributor for the product at the agreed upon pricing/discount schedule set forth and stated in Exhibit A.

         8. Protection of Proprietary Information.

                  (a) NEXVU retains all right, title and interest in and to the NEXVU Product, and any patent, copyright, trade secret, trademark, service mark or other intellectual property or proprietary rights in the NEXVU Product (the "NEXVU Property"). NEXVU grants only those rights and licenses expressly provided for in this Agreement and does not thereby transfer any title or ownership interest in the NEXVU Property. Except as agreed by NEXVU in connection with the co branding as contemplated by Section 5, RESELLER shall not remove or alter, or cause or allow to be removed or altered, any trademark, trade name, service mark, copyright notice or other proprietary rights notice or legend appearing in or on any of the NEXVU Property. RESELLER shall not register or attempt to register any of NEXVU's trademarks, service marks, logos, domain names or brands, or substantially or confusingly similar trademarks, logos, domain names or brands, anywhere in the world.

                  (b) RESELLER recognizes the validity of NEXVU's trademarks and trade names (collectively, the "Trademarks") and acknowledges that such Trademarks are the sole property of NEXVU. Except for the limited rights set forth in Section 4(c), RESELLER is not being granted or conveyed any license or proprietary rights in such Trademarks hereunder, and shall not infringe upon, dilute or harm NEXVU's rights in its Trademarks. RESELLER shall not use any Trademarks in connection with the sale, marketing and promotion of the NEXVU Products other than those used by NEXVU or its supplier or authorized by NEXVU in writing. RESELLER shall not use the Trademarks in any manner without submitting such proposed use to NEXVU and obtaining prior written approval thereof from NEXVU (which consent shall not be unreasonably withheld or delayed).

                  (c) Upon any termination of the Agreement, RESELLER agrees to discontinue immediately all use of the Trademarks and to destroy or deliver to NEXVU (at NEXVU's election) all advertisements, brochures, displays, designs, posters, and, other promotional materials in RESELLER possession or control that contain any such Trademark or that refer to the NEXVU Product.

         9. Mutual Confidentiality

                  (a) Each party acknowledges that both NEXVU and RESELLER offer commercially valuable products respectively, and the design and development of which reflects the effort of skilled experts, the investment of considerable time and money and that the loss of competitive advantage due to unauthorized disclosure or unauthorized use of any Trade Secrets (as defined herein) and other Confidential Information (as defined herein) relating thereto is significant. Accordingly, each party covenants and agrees that it shall not, without the prior written consent of the other or as set forth herein, directly or indirect, disclose, in whole or in part, any Trade Secrets or Confidential Information of the other to any individual, entity or other third person. The restrictions set forth herein shall continue
         (i) with respect to the Trade Secrets and any Confidential Information which arises to the level of a Trade Secret, for as long as such information continues to be a Trade Secret under applicable law, and
         (ii) with respect to all other Confidential Information, for a period of three (3) years after the date of expiration or termination of this Agreement.

                  (b) Neither party shall have any obligation to preserve the confidentiality of the Trade Secrets or Confidential Information of the other to the extent it is information which: (i) was previously known to the other free of any obligation to keep it confidential; (ii) is or becomes publicly available by other than unauthorized disclosure; or
         (iii) is lawfully received from a third party whose disclosure does not violate any confidentiality obligation.

                  (c) "Confidential Information" means any data or information that is provided or obtained from one party hereunder to the other party, and that is valuable to the disclosing party or its owner and not generally known by the public. "Trade Secrets" means any information provided or obtained from one party hereunder to the other party which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         10. Disclaimer of Warranties. NEXVU MAKES NO REPRESENTATION, WARRANTY OR GUARANTY AS TO THE RELIABILITY, TIMELINESS, QUALITY, SUITABILITY, TRUTH, AVAILABILITY, ACCURACY OR COMPLETENESS OF THE NEXVU PRODUCT OR ANY CONTENT CONTAINED THEREIN. NEXVU DOES NOT REPRESENT OR WARRANT THAT: (I) THE USE OF THE NEXVU PRODUCT WILL BE SECURE, TIMELY, UNINTERRUPTED OR ERROR FREE OR OPERATE IN COMBINATION WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEM OR DATA, (II) THE NEXVU PRODUCT WILL MEET RESELLER' REQUIREMENTS OR EXPECTATIONS, (III) ERRORS OR DEFECTS WILL BE CORRECTED OR (IV) THE SOFTWARE PROGRAM OR THE SERVER(S) THAT MAKE THE DATA FEED SERVICE AVAILABLE ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS. THE NEXVU PRODUCT AND ALL CONTENT CONTAINED THEREIN IS PROVIDED TO YOU STRICTLY ON AN "AS IS" BASIS. ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE,

INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON INFRINGEMENT OF THIRD PARTY RIGHTS, ARE HEREBY DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW BY NEXVU.

         11. Limitation of Liability.

                  (a) RESELLER agrees that neither NEXVU nor any of its distributors shall have any liability to RESELLER, whatsoever, for any damage, expense or loss of any kind, under any theory of liability or indemnity, in connection with or arising from:

                           (i) Any decision made or action or non action taken
                  by such person in reliance upon the NEXVU Product.

                           (ii) service interruptions;

                           (iii) delays or errors;

                           (iv) unavailability or inaccuracy of any content or
                  information from the NEXVU Product;

                           (v) computer viruses, hacker intrusion or other
                  digital hazards;

                           (vi) any circumstances beyond the reasonable control
                  of NEXVU.

                  (b) In no event shall NEXVU or its distributors be liable to RESELLER for any indirect, special, incidental, consequential or punitive damages (including without limitation, loss of profits, loss of data, loss of goodwill, work stoppage, computer failure or malfunction, or interruption of business), regardless of whether NEXVU or any of its service providers have been advised of the possibility of such damages.

                  (c) The total liability of NEXVU or any of its distributors for any liability, losses, expenses or damages hereunder or in connection with RESELLER or the end user's use of the NEXVU Product, under any circumstances whatsoever, shall not exceed the purchase price by RESELLER to NEXVU for any part of the NEXVU Product during the twelve (12) months preceding the claim for such liability, loss, expense or damage. In no event shall NEXVU or any of its distributors be liable to RESELLER for any losses or damages other than the amount referred to above. To the extent any of the limitations of liability provided in this section are restricted by applicable law in certain jurisdictions, such limitations of liability shall not apply in such jurisdictions to the extent of such restrictions.

         12. Term and Termination

                  (a) Term. The term of this Agreement shall be one year from the date hereof, and shall automatically renew for successive one year periods unless terminated by either party upon thirty days prior written notice to the end of the then current term.

                  (b) Early Termination. Without prejudice to any other remedies, either party shall have the right at any time by giving notice to the other to terminate the Agreement forthwith in any of the following events:

                           (i) If the other party commits a material breach of
                  any of the terms or conditions of this Agreement and fails to cure such breach within sixty (60) days after delivery of notice thereof; or

                           (ii) If the other party becomes insolvent, makes a
                  general assignment for the benefit of creditors, suffers or permits an appointment of a receiver for its business or assets, becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, and in the case of any involuntary proceeding, such proceeding is not dismissed within sixty (60) days from the filing thereof, or is liquidated, voluntarily or otherwise.


                  (c) Post Termination Obligation. Upon termination or expiration of this Agreement for any reason: (i) all rights and licenses granted to RESELLER for resell will immediately cease; (ii) RESELLER shall return, or certify the destruction or removal of, all copies of the NEXVU Product in its possession (whether modified or unmodified); and (iii) all invoices and any other monies due to NEXVU by RESELLER shall remain due and payable in accordance with the terms hereof.

                  (d) Survival of Terms. Upon termination or expiration of this Agreement, and in addition to any provisions that expressly provide to survive any termination of this Agreement, the provisions of Sections 8, 9, 10, 11, 12 and 13 shall continue and survive in full force and effect.

         13. General Provisions.

                  (a) Assignment. No portion of this Agreement may be assigned or transferred by RESELLER without the prior written consent of NEXVU, which consent shall not be unreasonably denied, and any attempt to do so without consent shall be null and void.

                  (b) Equitable Remedies and Specific Performance. Each party acknowledges that each provision in this Agreement providing for the protection of the other party's intellectual property and related Trade Secretes and Confidential Information is material to this Agreement. Each party acknowledges that any threatened or actual breach of the other party's proprietary rights or disclosure of the other's Confidential Information shall constitute immediate, irreparable harm to the non disclosing party, for which such party shall be entitled in equitable remedies awarded by a court of competent jurisdiction.

                  (c) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, permitted transferees, and their respective successors and assigns.

                  (d) Severability. Any provision of this Agreement held or determined by a court (or other legal authority) of competent jurisdiction to be illegal, invalid, or unenforceable in any jurisdiction shall be deemed separate, distinct and independent, and shall be ineffective to the extent of such holding or determination without (i) invalidating the remaining provisions of this Agreement in that jurisdiction or (ii) affecting the legality, validity or enforceability of such provision in any other jurisdiction.

                  (e) Notices. All legal notices under this Agreement required to be given hereunder shall be given in writing and shall be delivered either by hand, by certified mail return receipt requested, or by facsimile (with confirmation copy sent by certified mail) addressed to the receiving party at the address set forth below, or at such other address as may be designated from time to time.

                  (f) No Waiver. Any failure by either party to detect, protest, or remedy any breach of this Agreement shall not constitute a waiver or impairment of any such term or condition, or the right of such party at any time to avail itself of such remedies as it may have for any breach or breaches of such term or condition. A waiver may only occur pursuant to the prior written express permission of an authorized officer of the other party.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to conflicts of law. In any civil action by either party relating to this Agreement, the prevailing party shall recover from and be reimbursed by the other party for all costs, reasonable attorneys' fees, and related expenses.

                  (h) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and is intended as the parties' final expression and complete and exclusive statement of contemporaneous agreement, representations, promises and understandings, whether written or oral, and may be amended or modified only by an instrument in writing signed by both parties.

                  (i) Relationship of Parties. The parties are independent contractors and not agents of each other. Neither party will have, and will not represent that it has, any authority to bind the other to any obligation, express or implied, or to make any warranties or representations on behalf of the other, except as expressly authorized in this Agreement. Each party is solely responsible for its employees and agents and its labor costs and expenses arising in connection therewith.

                  (j) Basis of Bargain. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are materially bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this

         Agreement. The disclaimers and limitations reflect the parties' reasonable allocation of the risks associated with any performance or non performance under this Agreement, and have been included in this Agreement as a material inducement for NEXVU and RESELLER to enter into this Agreement.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date the last party signs below.


NEXVU:                                   RESELLER:


---------------------------------        --------------------------------------
[Full Name of Company]                   [Full Name of Company]


By:                                      By:
   ------------------------------           -----------------------------------
Its:                                     Its:
    -----------------------------            ----------------------------------

                                    EXHIBIT A

                               PRODUCT DESCRIPTION

                                                                   LIST PRICE*
                                                                   (TYPICAL) (SEE          RESELLER
                                                                   NEXVU CATALOG           COST OF NEXVU
MODEL            DESCRIPTION                                       FOR PRICING)            APPLIANCE
-----            -----------                                       --------------          -------------
NEXVU            10/100/1000BT distributed agent appliance (2RU    USD $________           $________
Appliance        appliance)                                                                     $_____ for license
                                                                                                $_____ for Appliance
                                                                                                computing platform
                                                                                                (non-discountable)

NEXVU                                                                                      $________
Command          Manager Administrator appliance (1RU appliance)   USD $________                $_____ for license
Center                                                                                          $_____ for Command
                                                                                                Center computing platform
                                                                                                (non-discountable)

Support          Software maintenance support                                              85% of List Price of NEXVU
                                                                                           support maintenance.


NEXVU will offer RESELLER a pricing schedule for sale of NEXVU product to RESELLER resellers or end users in the territory assigned to RESELLER in Exhibit B as follows

RESELLER shall purchase NEXVU Appliances from an Authorized NEXVU Distributor. RESELLER shall not attempt to integrate, manufacture, or create an appliance by loading NEXVU software onto any appliance other than that which is authorized by NEXVU. MERIDIAN shall pay Distributor the total dollar amount owed for the appliance, which shall in turn pay NEXVU for the software portion of the product.

RESELLER may purchase NEXVU Appliance licenses at a 30% discount rate from the suggested list price of the software portion of the Appliance. RESELLER shall purchase this license from an authorized NEXVU Distributor as part of the complete NEXVU Appliance. RESELLER shall pay the Distributor for the complete appliance minus the 30% discount from the license. RESELLER may then resell the NEXVU Appliance at a price not to exceed the suggested list price advertised by NEXVU. RESELLER may not sell NEXVU Appliances to an end user for less than the discounted rate identified in Exhibit A of this contract without written consent from an authorized NEXVU agent.

RESELLER may purchase NEXVU Command Center licenses at a 30% discount rate from the suggested list price of the software portion of the Appliance. RESELLER may then resell the NEXVU Command Center at a price not to exceed the suggested list price advertised by NEXVU. RESELLER shall purchase this license from an authorized NEXVU Distributor as part of the complete NEXVU Command Center. RESELLER shall pay the Distributor for the complete appliance minus the 30% discount from the license. RESELLER may not sell NEXVU Command Centers to an end user for less than the discounted rate identified in Exhibit A of this contract without written consent from an authorized NEXVU agent.

RESELLER shall agree to sell an annual maintenance and support license for each NEXVU Manager Appliance and each NEXVU Command Center Appliance that RESELLER purchases regardless if this purchase is for internal use, or for an end user. This maintenance fee will cover software releases and interim releases. It will also cover front line technical support for RESELLER end users and customers direct from NEXVU Technical support staff. This technical support will be based upon an 8 to 5 (US Central time zone) model. This coverage will also include email, voice mail, and other standard forms of communications for support and maintenance of NEXVU products. NEXVU will offer this support license to RESELLER at a 15% discount price from the suggested list price of the maintenance.

With regards to NEXVU offering RESELLER "Silver" level discount authorization from NEXVU to RESELLER, RESELLER agrees to a revenue commitment of 1.5Million US Dollars of NEXVU Software and support revenue. This one year/1.5 Million US Dollar commitment will commence upon the signing of this agreement by an authorized agent of NEXVU LLC. and RESELLER.

If RESELLER does not reach the one year 1.5 Million US Dollar commitment, Nexvu may, at its option, change the discount authorization level as the sole remedy .

In the event that RESELLER achieves a NEXVU software/support revenue number of 1Million US Dollars within the first nine months of this agreement, then NEXVU will extend an additional 5% discount to RESELLER on both NEXVU Appliance and NEXVU Command Center and elevate the reseller status of RESELLER to Gold. From time to time, NEXVU will offer special incentives or sales programs designed to increase a distributor or resellers interest in selling NEXVU solutions. For the duration of this contract, RESELLER will be eligible to participate in said promotional activities in the territories assigned to RESELLER in Exhibit B below.


* Represents such amount designated below or such greater amount posted by Nexvu from time to time as its list price; pricing structure does not include installation or consulting.

**       No discount applies unless completed by Nexvu.

                                    EXHIBIT B

                   NEXVU TECHNOLOGIES, LLC. RESELLER AGREEMENT


Name of Reseller:
                 ---------------------------------------------------------------

Territory for Distribution of Products: United States of America
                                        ----------------------------------------

Exclusivity:

         1. NEXVU shall not compete directly with customers of RESELLER for the NEXVU Products that RESELLER is authorized to resell for the duration of this contract. This exclusivity clause does NOT extend to other authorized NEXVU Resellers or Distributors.


Notwithstanding the rights under section 13, the sole remedy for violation of the terms of Exhibit B shall be the termination of this agreement in full in accordance with the termination rights outlined in Section 3 of this agreement.